Exhibit 99.1

July 5, 2017
Re: Tender offer by a third-party for KBS Real Estate Investment Trust, Inc. shares
Dear Investor:
You have recently received or may soon receive correspondence from CMG Partners, LLC (the “Bidder”) relating to a tender offer to purchase your shares of KBS Real Estate Investment Trust, Inc. (the “Company”). The Bidder has informed us that its offer price will be $1.41 per share. We believe that the remaining per share estimated net proceeds from the Company’s liquidation to be received by the Company’s stockholders is substantially higher than the Bidder’s offer price per share and recommend against selling your shares at the Bidder’s offer price.
To decline the Bidder’s tender offer, simply ignore it. You do not need to respond to anything.
In arriving at our recommendation against selling your shares to the Bidder, we considered the following:

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On January 27, 2017, the Company’s stockholders approved a plan of complete liquidation and dissolution of the Company (the “Plan of Liquidation”) For a detailed description of the Plan of Liquidation, see the Company’s Definitive Proxy Statement, filed with the SEC on November 10, 2016 (the “Proxy Statement”)(1). The principal purpose of the Plan of Liquidation is to maximize stockholder value by selling the Company’s assets, paying its debts and distributing the net proceeds from liquidation to the Company’s stockholders.

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On March 27, 2017, our Board of Directors approved an estimated value per share of the Company’s common stock of $2.475 (the “EVPS”), effective as of March 21, 2017. In order to determine the EVPS, the Board (i) determined that $3.475 was the midpoint of the estimated range of liquidating distributions of $3.27 and $3.68 per share (the “Estimated Liquidating Distribution Range”) that the Company estimated its stockholders would receive in cash for each share of the Company’s common stock if the Company is able to successfully implement its Plan of Liquidation, and (ii) subtracted the initial liquidating distribution of $1.00 per share of common stock (the “Initial Liquidating Distribution”)(2), resulting in the EVPS of $2.475. The Initial Liquidating Distribution was funded from proceeds from asset sales and since it was a liquidating distribution pursuant to the Plan of Liquidation, the Initial Liquidating Distribution reduced the Company’s stockholders’ remaining investment in the Company and reduced the Estimated Liquidating Distribution Range by $1.00 per share to $2.27 to $2.68 per share. For a full description of the methodologies and assumptions used in the determination of the EVPS, see the Company’s Current Report on Form 8-K filed with the SEC on March 28, 2017.

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The Board consulted with representatives of the Company’s external advisor, KBS Capital Advisors LLC (the “Advisor”), management, legal advisors and Evercore Group L.L.C. in approving the Estimated Liquidating Distribution Range on October 5, 2016. Based on discussions with representatives of the Advisor and the Advisor’s knowledge and familiarity with the Company’s portfolio of properties, the Board believes that the remaining Estimated Liquidating Distribution Range of $2.27 to $2.68 per share, after giving effect to the Initial Liquidating Distribution, has not been materially affected.

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(1)	For a detailed description of the Plan of Liquidation, see the Company’s Definitive Proxy Statement, filed with the SEC on November 10, 2016 (the “Proxy Statement”).
(2) The Initial Liquidating Distribution was authorized by the Board on March 10, 2017 and payable to stockholders of record as of the close of business on March 21, 2017. The Company paid the Initial Liquidating Distribution on March 24, 2017.

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We believe that you should view the Bidder as an opportunistic purchaser that is attempting to make a profit by purchasing your shares at a deeply discounted price relative to the remaining Estimated Liquidating Distribution Range of $2.27 to $2.68 per share. We note that the Bidder, in its correspondence states: “we believe that the [C]ompany’s shares are worth more than our offer price, and as such, our offer may not represent the highest value a [stock]holder could realize by continuing to hold the shares.” Thus, if you tender your shares, the Bidder will deprive you of the potential opportunity to realize the full value of the shares.

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In accordance with the Plan of Liquidation, our objectives for 2017 are to (i) pursue an orderly liquidation of the Company pursuant to the Plan of Liquidation; and (ii) maximize stockholder value by selling all of our remaining assets, paying our debts, providing for the payment of unknown or contingent liabilities, distributing the net proceeds from liquidation to our stockholders and winding up our operations and dissolving the Company. While pursuing the liquidation pursuant to the Plan of Liquidation, we intend to continue to manage our portfolio of assets with the goal of maximizing stockholder value. We expect to distribute all of the net proceeds from liquidation to our stockholders within 24 months from January 27, 2017. We expect to pay multiple liquidating distribution payments to our stockholders during the liquidation process. However, we can give no assurance regarding the timing of asset dispositions in connection with the implementation of the Plan of Liquidation, the sale prices we will receive for our assets and the amount or timing of liquidating distributions to be received by our stockholders. We note that if you tender your shares, any and all distributions paid by the Company after June 28, 2017 will belong to the Bidder and to the extent you receive and retain such distributions, the same amount would be deducted from the Bidder’s payment to you.

Please be aware that the Bidder is in no way affiliated with the Company, the Advisor, or KBS Capital Markets Group LLC. Despite our efforts to maintain the confidentiality of our stockholder list, we were compelled by court order to provide the Bidder with a list of all of our stockholders, their addresses and the number of shares of the Company that they own. We resisted providing the Bidder this list because we feared that the Bidder would attempt (as it is now doing) to exploit the illiquidity of our shares and commence a mini-tender offer at a steep discount to the EVPS.
We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure and procedural safeguards adopted by the SEC for the protection of investors. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.
In order to avoid the costs of additional mailings, we may post any updates or changes to our response to this mini-tender offer and/or our response to future mini-tender offers at www.kbsreit.com. If you have any questions related to the tender offer, please contact KBS Capital Markets Group LLC at 1-866-527-4264.
We thank you for your investment in the Company.

Sincerely,

Charles J. Schreiber, Jr.
Chairman of the Board,
Chief Executive Officer and Director

Cautionary Note Regarding Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-

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looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The Company makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management.
There are many factors that may affect the amount of liquidating distributions the Company will ultimately pay to its stockholders and, therefore, the EVPS, including, among other factors, the ultimate sale price of each asset, changes in market demand for office, industrial and bank branch properties during the liquidation process, the amount of taxes, transaction fees and expenses relating to the liquidation and dissolution, and unanticipated or contingent liabilities arising after the date of the Proxy Statement. No assurance can be given as to the amount of liquidating distributions the Company will ultimately pay to its stockholders. If the Company underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount of liquidating distributions ultimately paid to the Company’s stockholders could be less than estimated, thus reducing the value of the Company’s shares of common stock. In addition, actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of determining the Estimated Liquidating Distribution Range, which would reduce the value of the Company’s shares of common stock. There are no guarantees that the Company will be able to successfully implement the Plan of Liquidation.
Forward-looking statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and lease rates at its real estate properties; the Company’s ability sell its real estate properties at the times and at the prices it expects; the borrowers under the Company’s real estate loan investments continuing to make required payments under the loan documents; and other risks identified in in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 28, 2017.

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